EXHIBIT 99.2

On August 11, 2010, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings and welcome to the inTEST Corporation's Second Quarter 2010 Results Conference Call. At this time all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. If you would like to access a replay of this conference, please dial 858 384-5517 and enter a conference ID #354030. It is now my pleasure to introduce your host, David Pasquale, IR for inTEST. Thank you. You may begin.

David Pasquale:

Thank you, operator. Joining us today from the Company are Mr. Robert Matthiessen, President and CEO, and Mr. Hugh Regan, inTEST's Treasurer and CFO. Mr. Matthiessen will briefly review highlights from the second quarter as well as current business trends. Mr. Regan will then review inTEST's financial results. We will then have time for any questions.

If you have not received a copy of today's results release, please email Global IR Partners at intt@globalirpartners.com or you can get a copy of the release off of inTEST's website, www.intest.com.

Before we begin the formal remarks the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations.

These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include but are not limited to changes in business conditions and the economy generally, changes in the demand for semiconductors generally, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of additional restructuring initiatives, costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q.

The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof, or to reflect the occurrence of anticipated or unanticipated events.

Let me now turn the call over to Mr. Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thank you, David. Welcome everyone to our second quarter conference call. Hopefully you all had time to review our earnings release. This was another strong quarter for us. Our business continues to perform at quarterly revenue levels not seen in several years with quarterly net income approaching an historic high for our Company, given the operating leverage now in our business.

Hugh will review our detailed financials in a minute. I just wanted to point out up front that our revenue for the first six months of 2010 came in above revenue for the full year of 2009. Net income of $0.42 per share for the first half of 2010 also clearly outpaced 2009, where we had a loss of $0.47 per share in the first half of 2009 and a loss of $0.49 per share for the full year of 2009.

Bookings are also tracking well above the year ago pace. Our bookings of $26.3 million for the first half of 2010 compares to bookings of $8.3 million for the first half of 2009 and $25.6 million for the full year of 2009.

We believe the upturn in the semi industry continues based on a variety of data points from customers, analysts and results and guidance from other public companies. What we are seeing is leverage across the supply chain positioning companies for higher spending in the second half of the year to meet demand.

inTEST, along with many other companies, has been running at a very low overhead state, as in prior downturns we took the opportunity to take costs out of our business and supply chain and to increase efficiencies wherever possible. At the same time we remained focused on servicing our global customer base. Our efforts to diversify into non-semi markets also moved forward with much success.

So we entered the year with a positive business outlook. We thought orders would ramp steadily, based on an improving global economy. We did not, however, expect orders to ramp in the dramatic hockey stick fashion seen in the first half of the year. We are very pleased that we have been able to meet our customer demand and continue to gain new orders from both existing and new customers. This is a testament to the strength of inTEST's global work force, their engineers, sales and support teams.

We are confident that we can continue to meet demand levels with our efficient workforce without needing to make any major additions that would impact our profitability. As you can understand, we've been very focused on managing the upturn. This is when experience is critical for semiconductor management teams. We have to take a more conservative stance in our view of the supply chain, material supply agreements, etcetera. It was that combination of the aggressive upturn for most of the first half combined with a pull back at the end of Q2 that resulted in our cautious stance when we issued our Q2 pre-release.

Now that the first month of Q3 is out of the way, we are again more optimistic in our business outlook. We've seen acceleration in our bookings rate and our quoting activity has increased dramatically in some cases. We've also noted that other companies in our space have gone from a position of caution to that of optimism based on their most recent business levels.

So we are optimistic but we will continue to monitor the situation and the global environment closely, as we've done in the past, and we will work to adjust as needed to any potential changes.

Before I take a minute to give you some color on each of our business segments, let me reiterate the magnitude of the bookings spike we had in Q1 of 2010, which tends to color our view of the second quarter, which comparatively was slightly down in bookings on a consolidated basis. I think a clearer picture of where we are is to compare where we were last year as I just did but I'm going to repeat it.

For the six months ended June 30, 2009 our consolidated bookings were about $8.3 million. For the comparable period this year it's $26.3 million. That's an increase of 216%. That being said, the Q2 bookings numbers are indeed lower than Q1. Part of this is explained by the rush by customers to get in queue for equipment.

In the beginning of Q1 we, along with many of others in the industry, had difficulty meeting demand. This caused customers to pull equipment orders from Q2 to Q1 to assure delivery to their needs as the year progressed. As a side note this also forced us to increase inventory risk so that we could meet delivery demands. Hugh will address that in a bit.

Now for the segments; mechanical products, that is, manipulators and docking hardware bookings in Q2 of 2010 were $4.5 million versus $6.9 million for the previous quarter (1).

This group has experienced a shift in both customer mix and product mix from this time last year. During the first half of 2009, over 90% of business was with end users rather than OEMs. The first half of 2010 shows that we now have about a 70% to 30% split between end users and OEMs respectively. This indicates that tester business has had a healthy recovery and we can see evidence of this in the numbers that Teradyne recently released.

Also, we have had a change in the ratio of docking hardware-to-manipulator sales. Last year at this time the ratio was 88% dockings, 12% manipulators. Docking hardware has now moved down to 70% and manipulators up to 30%. This is another metric showing the increase in tester sales.

Our electrical products, tester interfaces bookings came in at $2 million versus $2.9 million for the previous quarter. This mimics the Q1 spike and Q2 decrease on mechanical products group.

Thermal products had bookings of $5.7 million for the second quarter, an increase of 38% over bookings of $4.1 million from the first quarter of 2010. I had previously described how the thermal business is on a different and usually delayed curve, vis-a-vis the mechanical and electrical businesses due to the influence of the non-semiconductor business they participate in. This is again proving itself true. Also Q2 benefited from the full integration of our Sigma Systems business.

In summary, we are optimistic in our business outlook based on customer sentiment and demand. The upturn appears to be continuing and inTEST is positioned to benefit. We will closely monitor any variability in our order rate and work to adjust our business. Given the expected continued variability in the semiconductor industry, we will also continue to evaluate other strategic opportunities as a normal course of business.

Our long-term goals remain inTEST's increased growth rate and profitability and the resulting increase in shareholder value. I will now turn the call over to our CFO for financial review. Hugh?

Hugh Regan:

Thanks Bob.

Net revenues for the quarter ended June 30, 2010 were $15.3 million compared to $9.5 million for the first quarter of 2010, an increase of $5.7 million or 60%. Net income for the second quarter of 2010 was $3.2 million, or $0.31 per diluted share, compared to $1.1 million, or $0.11 per diluted share, for the first quarter of 2010.

For the second quarter of 2010, end user net revenue was $12.3 million or 81% of net revenues compared with $7.1 million or 75% of net revenues in the first quarter.

OEM net revenue was $2.9 million or 19% of net revenues in the second quarter compared to with $2.4 million or 25% of net revenues in the first quarter.

Net revenues for markets outside of semiconductor test were $2.1 million or 14% of net revenues in the second quarter compared to $1.3 million or 14% of net revenues in the first quarter.

On a product segment basis, net revenues for the mechanical products segment was $7.8 million or 51% of net revenues in the second quarter compared with $4.7 million or 49% of net revenues in the first quarter.

Our thermal products segment had net revenues of $4.7 million or 31% of net revenues in the second quarter compared to $3.5 million or 37% of net revenues in the first quarter.

And finally, our electrical products segment reported net revenues of $2.7 million or 18% of net revenues in the second quarter of 2010 compared with $1.3 million or 14% of net revenues in the first quarter.

The Company's overall gross margin for the quarter ended June 30, 2010 was $7.4 million or 48.3% of net revenues compared to $4.5 million or 47.6% of net revenues for the first quarter. Improvement in our percentage gross margin quarter-over-quarter was driven by the significantly higher net revenue levels and better absorption of our fixed manufacturing costs, which declined from 14.8% of our net revenues in the first quarter to 11% in the second quarter. This improvement was almost fully offset by an increase in our material costs, which was 36.8% of net revenues in the second quarter compared to 33.6% in the first quarter.

The significant increase in our material costs as a percentage of net revenues reflects changes in our product and customer mix during the second quarter compared to the first. While all three product segments experienced increases in their material costs as a percentage of revenue quarter-over-quarter, the majority of the increase in this percentage was driven by changes in the mechanical product segment and its sales of manipulator and docking hardware products.

While manipulator sales, as a percentage of this segment's net revenue declined slightly from 29% in the first quarter to 27% in the second quarter, our manipulator material costs increased from 56.4% of this segment's first quarter revenue to 70.3% in the second quarter. Furthermore, our docking hardware sales were relatively consistent as a percentage of mechanical products segment's revenues, 63% in the first quarter and second quarter, while docking hardware material costs increased from 27% of this segment's first quarter revenue to 32.3% in the second quarter.

The increases in material cost as a percentage of revenue for both our manipulator and docking hardware products was driven by changes in product mix with the second quarter having a higher percentage of lower margin products coupled with changes in customer mix with the second quarter having a higher level of discount being offered to our customers.

While our fixed manufacturing cost as a percentage of net revenues declined quarter-over-quarter, these costs increased in absolute dollar terms by $270,000 or 19% over the prior quarter. The increase was primarily related to changes in the level of capitalized labor and overhead due to reductions in inventory in our thermal products segment as well as increases in service materials procured by our mechanical products segment.

In addition, there was also an increase in salary and benefit expense due to production overtime paid during the quarter and the restoration of the 401(k) match on April 1, 2010 for all domestic employees. Another item impacting our gross margin were our accruals for excess and obsolete inventory, which were $211,000 or approximately $0.02 per diluted share in the second quarter compared to $142,000 in the first quarter. The accruals during the second quarter increased due to certain inventory risks that management has taken in response to the increased business levels.

Many of our customers are ordering from us expecting delivery in four to six weeks on average and we have certain component parts that have lead times of 10 to 12 weeks. So we're required to take inventory risks and make estimates of what our customers will order so we can accommodate the four to six week delivery times requested.

I will now discuss the breakdown of operating expenses for the quarter. Selling expense for the second quarter was $1.8 million or 12% of net revenues compared to $1.2 million or 13% of net revenues in the first quarter, an increase of $525,000 or 43%. The increase was primarily due to a $410,000 increase in sales commission expense due to the higher revenue levels. In addition, we accrued $88,000 or approximately $0.01 per diluted share for product warranty expense due to increased revenue levels.

Engineering and product development expense was $787,000 or 5% of net revenues for the second quarter compared to $701,000 or 7% of net revenues in the first quarter, an increase of $86,000 or 12%. The increase was primarily driven by the restoration of the 401(k) match and to a lesser extent to increases in spending on product development materials and third party research consultants.

General and administrative expense was $1.7 million or 11% of net revenues in the second quarter compared to $1.5 million or 16% of net revenues in the first quarter, an increase of $172,000 or 12%. The increase was primarily driven by accruals for profit related bonuses and to a lesser extent to the restoration of the 401(k) match. These increases were partially offset by the reversal of our accrual related to the audit requirements of Section 404(b) of the Sarbanes Oxley Act for which an exemption for companies with less than $75 million in market capitalization was recently adopted.

Consolidated headcount, which includes temporary staff, was 127 at June 30, 2010, up 10 from 117 at March 31, 2010. Headcount additions were in production and material handling areas and were made early in the second quarter due to the significant increase in net revenues we were experiencing. We do not expect to have any significant headcount additions for the balance of 2010 and expect that we will reduce our temporary staff headcount depending on business levels in the second half of 2010.

As previously noted, we restored the 401(k) match for all domestic employees on April 1, 2010 and our total 401(k) match expense was $193,000 for the second quarter of 2010. We expect the expense incurred in the second quarter to be the highest for the year, as many highly compensated employees received either a significant portion or their full match during the quarter.

Other expense was $8,000 for the second quarter compared to $11,000 for the first quarter of 2010 and we recorded an income tax benefit of $2,000 for the second quarter compared to an income tax expense of $3,000 in the first quarter. At the end of the second quarter our federal net operating loss carry forward was approximately $7.9 million and our state NOLs ranged from $300,000 to approximately $2.4 million depending on the state in question.

Cash and cash equivalents at the end of June were $3.1 million, up $261,000 from the $2.9 million at March 31, 2010. Please note this does not include $500,000 of restricted certificates of deposit.

We continue to expect to build cash throughout 2010, given the significant rebounds in our business and the increased level of our receivables on our balance sheet. Shortly after the close of the third quarter of 2010, we were required to make the first of four annual principal installments of $381,000 under the notes to shareholder related to our acquisition of Sigma. Interest on these notes accrues at prime plus 1.25%. We currently plan to retire the full $1.5 million of these notes prior to the end of the third quarter depending on our cash collection.

Capital expenditures during the second quarter of 2010 were $21,000 compared to $54,000 during the first quarter of 2010. We are currently scheduled to relocate of our Cherry Hill operation, which houses the manufacturing plant for our mechanical products segment as well as our corporate offices, during the fourth quarter of 2010.

We do not currently anticipate our cost for this move will exceed $200,000. The terms of our new lease provide for three months of free rent at the beginning of the lease, which will offset most of the cash flow impact of our move costs. We currently expect this new facility will reduce our annual operating expenses by at least $250,000 annually.

Our backlog at the end of the second quarter was $6 million compared to $9.1 million at the end of the first quarter.

In terms of financial outlook, as noted in our earnings release, we expect that our net revenues and net income for the third quarter ended September 30, 2010 will be between the levels achieved in the first and second quarters of 2010 due to the reduced bookings we experienced in the second quarter. This outlook is based upon the Company's current views with respect to operating and market conditions, customer forecasts and is subject to change.

Operator, that concludes our formal remarks, we can now take questions.

Operator:

(Operator Instructions). Our first question comes from the line of Ken Nagy with Zack's Investment Research.

Ken Nagy:

Congratulations on a great quarter. I was just wondering what trends you're seeing in the Q3 bookings. Are all segments strong or is there some that are starting to trail off?

Robert Matthiessen:

The semiconductor segments are strong. We gave our pre-announcement a couple weeks ago and that was down a little bit. Then things turned around rapidly after that and part of the problems in these build ups and when the industry is going like this it's sort of like when a train starts. It's an accordion. It stretches out and it bumps and at the same time that we saw a little bit of a tail off a few weeks ago, I think it was Kulicke & Soffa came out with much the same message if they had had a push out or a cancellation of some assembly equipment.

Of course, that's back end too so that raised our caution level, if you will. Well, their orders turned around at about the same time ours did, which was shortly after the release of that information, so we probably both goofed by going out early. And we've seen an acceleration of orders and especially quotes since then so -- and that's across all businesses.

The thermal business is trailing a little bit, but they're going positive now. And, like I said before, that's partially due to they're outside of semiconductor business, so it's nice to have that to mitigate the capital curve that the other two businesses are on.

Ken Nagy:

Great, thank you. Another question I was just wondering if going forward do you see non-semiconductor as sort of non cyclical or is it going to be cyclical but just on a different schedule?

Robert Matthiessen:

It's a different schedule. I mean I think all businesses are cyclical. It all gets back to the economy eventually but because it's, when we say its non-semiconductor that's fairly non-specific. It's not strict semiconductor and it covers a lot of different businesses. So it's not some other general curve. It's a lot of different curves. It includes automotive and aerospace, all kinds of things so you never know what it's going to be. Medical is involved in that too so that's a nice business because it tends to be fairly steady no matter what's happening.

Ken Nagy:

Right. Thank you very much and congratulations again.

* * * * * * * * * * * * * * * * * * * * * * * * *

[Non-material closing remarks omitted]

* * * * * * * * * * * * * * * * * * * * * * * * *

Footnote:
(1)

This portion of the transcript is revised to correctly state the bookings of the Mechanical Products segment for the first and second quarters of 2010 which were incorrectly stated during the conference call.